Exhibit 99.1

Trovagene Appoints Bill Welch as Chief Executive Officer

SAN DIEGO, CA — April 25, 2016 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, today announced the appointment of William (Bill) Welch as Chief Executive Officer, effective immediately.  In addition, the Company announced that Matthew Posard, the Company’s Chief Commercial Officer, has left the Company.

Chairman of the Board and Interim CEO Thomas Adams said “We are very excited about having Bill join the Trovagene team.  As the Company transitions from a development company to a commercial company, Bill’s experience and leadership in commercializing diagnostic products, particularly in the personalized medicine space, will add materially to our ability to accomplish our strategic plan and goals.”

Mr. Welch was President and Chief Executive Officer of Sequenom, Inc. from June 2014 to September 2015.  Mr. Welch began his career at Sequenom as Senior Vice President, Diagnostics in January 2011 and became President and Chief Operating Officer in June 2014.  Prior to joining Sequenom, Mr. Welch was a consultant to molecular diagnostic companies in the personalized medicine sector. From August 2005 to September 2009, Mr. Welch was senior vice president and chief commercial officer at Monogram Biosciences, a bioscience laboratory services company. Prior to his time at Monogram, Mr. Welch was vice president of sales and marketing at La Jolla Pharmaceuticals and vice president of global marketing with Dade Behring MicroScan. Mr. Welch entered the healthcare field with Abbott Laboratories where he held progressive management positions, including General Manager. Mr. Welch earned a B.S. with honors in chemical engineering from the University of California at Berkeley and received his M.B.A. from Harvard University.

Adams also stated “It is with deep regret that Matt Posard has informed the Board that he cannot continue as Chief Commercial Officer of Trovagene.  We thank Matt for all he has done for the Company and respect his decision and wish him well in his future endeavors.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine.  The Company’s precision medicine diagnostic assays detect and quantitate oncogene mutations in cancer patients for improved disease management.  Trovagene’s Precision Cancer Monitoring® platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property, including multiple issued patents and pending patent applications globally.

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that our Precision Cancer Monitoring® platform will be utilized by oncologists or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2015 and its other periodic reports filed with the Securities and Exchange Commission.

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Contact

Investor Relations	Media Relations
David Moskowitz	Ian Stone
Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com